Exhibit 99.1

Archer and Atlas Crest Announce Strategic Reset of Transaction Terms to Further Align with World-Class Investors and Achieve Long-Term Partnership;

Oscar Munoz, Former United Airlines Chairman and CEO, joins the Archer Board

●	New transaction terms adjust Archer’s pro forma enterprise value from $2.7 billion to $1.7 billion

●	Terms establish a more attractive entry point to market, and a highly compelling investment thesis on an absolute and relative basis

●	Boards of Directors of both Archer and Atlas Crest reaffirm recommendation of the deal

●	Oscar Munoz, Former United Airlines Chairman and CEO, joining the Archer Board reinforces Archer’s leadership in the Urban Air Mobility space

PALO ALTO, CA, July 29, 2021 – Archer, a leading Urban Air Mobility (“UAM”) company and developer of all-electric vertical take-off and landing (“eVTOL”) aircraft, and Atlas Crest Investment Corp. (“Atlas Crest”) (NYSE: ACIC), a special purpose acquisition company, today announced they have revised the valuation of their previously announced transaction. This strategic decision was made in recognition of Archer’s commitment to driving long-term value creation for all shareholders.

“We are focused on building not just an electric aircraft, but a sustainable, enduring eVTOL ecosystem, and having tremendous investor support and momentum is critical to our near- and long-term success,” said Brett Adcock, Archer co-founder and co-CEO. “Today’s announcement reflects our commitment to transparency and shareholder alignment now and into the future. We are making this bold move to ensure our eVTOL market leadership.”

“Archer’s commercial partnerships and unparalleled talent set us apart from any other company in the eVTOL space, with an aircraft that has a streamlined path to certification paving the way for us to be first to market,” said Archer co-founder and co-CEO Adam Goldstein. “We believe these qualities and our meaningful recent business progress, combined with an adjusted valuation, support a highly compelling investment thesis on an absolute and relative basis.”

“Atlas Crest believes this is a unique opportunity to reset the valuation for the business, reflecting our commitment to ensuring long-term alignment between  the company and its shareholders,” said Michael Spellacy, CEO of Atlas Crest. “We believe that Archer is the leading eVTOL in the space with considerable competitive advantages and enormous upside opportunity at this unparalleled entry point.”

Transaction Details

The new transaction terms adjust the pro forma enterprise value of Archer from $2.7 billion to $1.7 billion, a 38% reduction. As previously stated, the combined company is expected to receive approximately $1.1 billion of gross proceeds from a fully committed common stock PIPE offering of $600 million, along with approximately $500 million cash held in trust, assuming no redemptions of Atlas Crest’s existing public stockholders. It is anticipated that the post-closing company, Archer, will be listed on the NYSE with ticker symbol "ACHR."

The PIPE included participation from leading strategic and long-term financial investors including United Airlines, Stellantis and the venture arm of Exor, Baron Capital Group, the Federated Hermes Kaufmann Funds, Mubadala Capital, Putnam Investments and Access Industries. Additionally, Ken Moelis and affiliates, along with early investor Marc Lore and founders Brett Adcock and Adam Goldstein, are investing $30 million in the PIPE. Net cash from the transaction will be used to fund Archer’s development to commercialization and is expected to exceed the funding required to achieve cash flow positive. Archer’s existing shareholders will roll 100% of their shares into the combined company.

The boards of directors of both Archer and Atlas Crest had previously unanimously approved the proposed business combination and reaffirm their commitment to the transaction.

Board Appointment and Business Momentum

In further news today, Archer is announcing the appointment of Oscar Munoz, former United Airlines Chairman and CEO, to the company’s board. Munoz, a seasoned aviation executive, served as CEO of United Airlines from 2015 to 2020 and, prior to this, served on the board of United Airlines’ parent company United Continental Holdings. “After a career focused on advancing the aviation industry, I am thrilled to be joining Archer’s board to contribute to the next true age of aerial mobility,” said Munoz. “Every new invention of transport inaugurates a revolution in how we live and thrive as a planet, from the birth of the automobile knitting our nation together, to the jet age keeping our world connected. In pioneering eVTOL aircraft, Archer is lifting us into the next age of true aerial mobility, changing the landscape of cities forever. Above all, as we take to the skies as a matter of routine, it will elevate our collective consciousness to the imperative of sustainability, which Archer’s technology will powerfully support. I am deeply proud to join the board of a company that is advancing the frontiers of aviation and expanding the horizons of how we live together.”

2021 has been a year of sustained momentum at Archer. In February, the company announced a strategic partnership with Stellantis to enable Archer to benefit from access to FCA’s low-cost supply chain, advanced composite material capabilities, and engineering and design experience. It also announced a definitive agreement with United Airlines, the first of its kind for an eVTOL company, for $1 billion of Archer's aircraft, with an option for an additional $500 million of aircraft. Archer also announced two city partnerships in Los Angeles and Miami, both of which will help those cities work to address some of the most pressing mobility and environmental challenges. Last month, Archer unveiled its inaugural demonstrator aircraft, Maker, live in Los Angeles and worldwide to livestream audiences, amassing over 38 million views to date.

The company also continues to bolster its highly experienced team with over 100 new hires in four months and notable new senior leadership appointments across Flight Safety, Certification, Engineering, Program Management and Manufacturing. The company recently announced Jeff Greenwood as Chief Flight Test Pilot and Head of Flight Safety, Dave Dennison as Vice President of Engineering, Bob Ellithorpe as Vice President of Program Management and Glen Burks as Vice President of Manufacturing.

Update on Wisk Litigation

The United States District Court of Northern California ruled last week in Archer’s favor denying a preliminary injunction motion brought by Wisk. Further, a comprehensive forensics investigation has concluded that not a single confidential Wisk document exists on Archer’s systems. Archer will continue to aggressively defend itself against this litigation and will also pursue counterclaims against Wisk.

Additional information about the proposed transaction can be found with the Securities and Exchange Commission and available at www.sec.gov.

Advisors

Moelis & Company LLC is serving as exclusive placement agent on the PIPE. Barclays Capital Inc. is serving as exclusive financial and capital markets advisor to Archer. Moelis & Company LLC is serving as exclusive financial advisor to Atlas Crest. Cantor Fitzgerald & Co. is serving as exclusive capital markets advisor to Atlas Crest. Duff & Phelps, LLC has provided a fairness opinion in connection with the transaction to the Atlas Crest board of directors. Cooley LLP is serving as legal advisor to Archer. Kirkland & Ellis LLP is serving as legal advisor to Atlas Crest.

About Archer

Archer’s mission is to advance the benefits of sustainable air mobility. Archer is creating the world’s first electric airline that moves people throughout the world's cities in a quick, safe, sustainable, and cost effective manner. As the world’s only vertically integrated airline company, Archer is designing and developing electric vertical takeoff and landing (eVTOL) aircraft for use in Urban Air Mobility that can carry passengers for 60 miles at speeds of up to 150 mph while producing minimal noise. Archer's team is based in Palo Alto, CA. To learn more, visit www.archer.com

About Atlas Crest

Atlas Crest Investment Corp. (NYSE: ACIC) is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with one or more businesses and is sponsored by an affiliate of Moelis & Company, a leading global financial advisor to corporate executives, boards, entrepreneurs, financial sponsors and governments. The management team is led by Ken Moelis, Chairman, and Michael Spellacy, Chief Executive Officer, both of whom have had careers centered around identifying, evaluating and implementing organic and inorganic transformational growth and value creation initiatives across a broad range of industries. Atlas Crest priced its $500 million initial public offering on October 27, 2020.

Forward Looking Statements

Certain statements made in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the Business Combination between Atlas and Archer, the estimated or anticipated future results and benefits of the combined company following the Business Combination, including the likelihood and ability of the parties to successfully consummate the Business Combination, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of the management of Atlas and Archer and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Atlas and Archer. These statements are subject to a number of risks and uncertainties regarding Atlas’ businesses and the Business Combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to, the early stage nature of Archer’s business and its past and projected future losses; Archer’s ability to manufacture and deliver aircraft and its impact on the risk of investment; Archer’s dependence on United Airlines for its current aircraft orders and development process, and the risk that United Airlines cancels its contracts with Archer; risks relating to the uncertainty of the projections included in the model; the effectiveness of Archer’s marketing and growth strategies, including its ability to effectively market air transportation as a substitute for conventional methods of transportation; Archer’s ability to compete in the competitive urban air mobility and eVTOL industries; Archer’s ability to obtain expected or required certifications, licenses, approvals, and authorizations from transportation authorities; Archer’s ability to achieve its business milestones and launch products on anticipated timelines; Archer’s dependence on suppliers and service partners for the parts and components in its aircraft; Archer’s ability to develop commercial-scale manufacturing capabilities; regulatory requirements and other obstacles outside of Archer’s control that slow market adoption of electric aircraft, such as Archer’s inability to obtain and maintain adequate facilities and Vertiport infrastructure; Archer’s ability to hire, train and retain qualified personnel; risks related to Archer’s Aerial Ride Sharing Business operating in densely populated metropolitan areas and heavily regulated airports; adverse publicity from accidents involving aircraft, helicopters or lithium-ion battery cells; the impact of labor and union activities on Archer’s work force; losses resulting from indexed price escalation clauses in purchase orders and cost overruns; regulatory risks related to evolving laws and regulations in Archer’s industries; impact of the COVID-19 pandemic on Archer’s business and the global economy; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of Atlas or Archer is not obtained; a decline in Archer’s securities following the business combination if it fails to meet the expectations of investors or securities analysts; Archer’s inability to protect its intellectual property rights from unauthorized use by third parties; Archer’s need for and the availability of additional capital; cybersecurity risks; risks and costs associated with the ongoing litigation with Wisk; the dual class structure of Archer’s common stock, which will limit other investors’ ability to influence corporate matters; the amount of redemption requests made by Atlas’ public stockholders; the ability of Atlas or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future, and those factors discussed in Atlas’ Registration Statement on Form S-4, under the heading “Risk Factors,” and other documents of Atlas filed, or to be filed, with the SEC. If any of these risks materialize or if assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Atlas nor Archer presently know or that Atlas and Archer currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Atlas’ and Archer’s expectations, plans or forecasts of future events and views as of the date of this press release. Atlas and Archer anticipate that subsequent events and developments will cause Atlas’ and Archer’s assessments to change. However, while Atlas and Archer may elect to update these forward-looking statements at some point in the future, Atlas and Archer specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Atlas’ or Archer’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information for Investors and Shareholders

In connection with the proposed transaction, Atlas Crest has filed a registration statement on Form S-4, including a proxy statement, with the SEC. Additionally, Atlas Crest has filed other relevant materials with the SEC in connection with the business combination. Stockholders are able to obtain copies of such documents, without charge at the SEC's web site at www.sec.gov. Security holders of Atlas Crest are urged to read the registration statement / proxy statement and the other relevant materials before making any voting decision with respect to the proposed business combination because they contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Atlas Crest, its sponsor and their respective directors and officers may be deemed participants in the solicitation of proxies of Atlas Crest’s stockholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Atlas Crest’s executive officers and directors in the solicitation by reading Atlas Crest’s registration statement / proxy statement and other relevant materials filed with the SEC in connection with the business combination. Information concerning the interests of Atlas Crest's participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement relating to the business combination.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.

For Investors

investors@flyarcher.com

For Media

Louise Bristow

Archer

C: 818 398 8091

louise@flyarcher.com

archer@launchsquad.com

Andrea Hurst

Moelis & Company

C: 347 583 9705

andrea.hurst@moelis.com